UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2007

Hiland Partners, LP

(Exact name of registrant as specified in its charter)

DELAWARE	000-51120	71-0972724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

205 West Maple, Suite 1100

Enid, Oklahoma 73701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (580) 242-6040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Randy Moeder

On March 14, 2007, we announced that Randy Moeder intends to resign as Chief Executive Officer and director of both the general partner of Hiland Partners, LP and the general partner of Hiland Holdings GP, LP to pursue other career opportunities.  Mr. Moeder intends to remain in such positions for up to six months to assist in a smooth transition.

Retention Agreement with Randy Moeder

In connection with the Randy Moeder’s resignation, Mr. Moeder, the general partner of Hiland Partners, LP, the general partner of Hiland Holdings GP, LP and certain other parties entered into a Retention Agreement.  Under the agreement, if Mr. Moeder continues his employment until the earlier to occur of September 1 2007, the date Mr. Moeder’s employment is terminated for any reason and a mutually agreeable date, a portion of his 10,666 unvested options to purchase common units of Hiland Partners, LP and a portion of his 72,249 unvested Class B Units in Hiland Holdings GP, LP will vest upon his termination of employment.  The portion of his unvested options and Class B Units that will vest will be equal to the number of days in the period beginning on February 10, 2007, in the case of the options, and February 15, 2007, in the case of the Class B Units, and ending on the date on which his employment is terminated.  Mr. Moeder will forfeit the right to receive any remaining unvested options and Class B Units on such date.

A copy of the Retention Agreement is  filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Retention Agreement, dated as of March 14, 2007, by and among Randy Moeder, Hiland Partners GP, LLC, Hiland Partners GP Holdings, LLC and the other parties listed on the signature page thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Ken Maples
	Name:	Ken Maples
	Title:	Chief Financial Officer, Vice President—Finance, Secretary and Director

March 14, 2007